Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in this Registration Statement (Form S-3 No. 333-      ) and related Prospectus of Omega Healthcare Investors, Inc. for the registration of preferred stock, common stock, warrants, and units, and to the incorporation by reference therein of our reports dated February 27, 2012, with respect to the consolidated financial statements and schedules of Omega Healthcare Investors, Inc., and the effectiveness of internal control over financial reporting of Omega Healthcare Investors, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2011, filed with the Securities and Exchange Commission.

Baltimore, Maryland
February 29, 2012